                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number  0-28938

                                 Coast Bancorp
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

  740 Front Street, Suite 240, Santa Cruz, California 95060;  (831) 458-4500

--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant principal executive offices)

                          Common Stock, no par value

--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None

--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions (s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)   [_]
     Rule 12g-4(a)(1)(ii)  [_]        Rule 12h-3(b)(1)(ii)  [_]
     Rule 12g-4(a)(2)(i)   [_]        Rule 12h-3(b)(2)(i)   [_]
     Rule 12g-4(a)(2)(ii)  [_]        Rule 12h-3(b)(2)(ii)  [_]
                                      Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date:
0

Pursuant to the requirements of the Securities Exchange Act of 1934, Coast Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 18, 2000



                                   By: /s/ Linda M. Iannone

                                   __________________________
                                   Linda M. Iannone
                                   Senior Vice President, General Counsel and
                                   Secretary of Greater Bay Bancorp